Exhibit 10.3

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the “Agreement”), made effective as of the 1st day of May, 2011, by and between Union Bank and Trust Company, a Nebraska banking corporation and trust company (“Trustee”), and Whitetail Rock Capital Management, LLC, a Nebraska limited liability company and registered investment adviser (the “Manager”).

WHEREAS, the Trustee has entered into various grantor trust agreements entitled “Student Loan Asset Backed Securities Investment Agreement” (collectively, the “Trust Agreements”) with certain institutional investors as beneficial owners (the "Beneficial Owners"), pursuant to which Trustee serves as trustee in acquiring, holding, managing and selling student loan asset-backed securities and participation interests therein (collectively, “Student Loan ABS”) in accounts established under the Trust Agreements (the "Trust Accounts");

WHEREAS, the Trustee is authorized to engage a manager/investment adviser in accordance with the terms of the Trust Agreements; and

WHEREAS, the Trustee wishes to engage the Manager to perform on behalf of the Trustee the services set forth in this Agreement, and the Manager wishes to perform such services, all in accordance with the Trust Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.           Services. The Manager agrees to perform such management, advisory, administrative and related services to and for the Trustee as specified on Schedule A to this Agreement.  Manager shall provide the services of those of its officers or employees as may be required to furnish the services requested by the Trustee under this Agreement.  The services performed by the Manager under this Agreement are provided to the Trustee and any recommendations made by the Manager for the purchase or sale of Student Loan ABS will be applicable to the Trust Accounts generally and will not be specifically tailored to individual Beneficial Owners.  Trustee reserves the right to modify, amend or reject any recommendation made by the Manager.

2.           Term and Termination.  The initial term of this Agreement shall be for the period commencing on the date first set forth above, and ending on the first anniversary thereof (such period, as it may be extended, being referred to as the “Management Period”), unless sooner terminated in accordance with the provisions of this Section 2.  The Management Period shall automatically renew for successive one-year periods after the initial Management Period without necessity of documentation unless both parties mutually agree to terminate.

Either party may terminate this Agreement at any time, without penalty, by giving the other party at least 5 days’ prior written notice. Termination of this Agreement will not affect the liabilities or obligations of the parties from transactions initiated before termination of this Agreement or Trustee's obligation to pay advisory fees as set forth in this Agreement.  Upon the termination of this Agreement, Manager will have no obligation to recommend or take any action with regard to the securities, cash or other investments held by the Trustee pursuant to the Trust Agreements.

3.           Compensation.

(a)           Fees.  The Trustee shall pay to the Manager annual fees in an amount equal to twenty-five basis points (0.25%) per annum of the outstanding balance of the amount invested by the beneficial owner under the Trust Agreements, including accretion through the date of billing.  The fees shall be payable in equal installments (0.0625%) in arrears on the last day of each calendar quarter or as the parties may otherwise mutually agree. In addition, if the Trustee sells any Student Loan ABS held under the Trust Agreements, or if the beneficial owner sells any such Student Loan ABS held under the Trust Agreements, at a sale price greater than the price originally paid for such Student Loan ABS, then Trustee shall pay additional fees to the Manager in an amount equal to 50% of the difference between (i) the sale proceeds, less (A) the price originally paid for the Student Loan ABS by the Trustee, and (B) the amount of accretion on such Student Loan ABS based on the time period during which the Trustee holds such Student Loan ABS out of the time period until the last principal payment is due thereon and/or is forecast to be paid.  The forecast of when the last principal payment will be paid will be based upon modeling and assumptions determined by the Manager.  Because the Student Loan ABS generally allow the underlying issuer of the securities significant flexibility in directing principal reduction payments, the model will generally assume the purchased Student Loan ABS are the last ones in the trust to receive principal payments.

(b)           Reimbursement of Expenses.  The Trustee shall reimburse Manager for all reasonable and necessary expenses incurred or paid by Manager in connection with, or related to, the performance of its services under this Agreement.  Manager shall submit to the Trustee itemized monthly statements, in a form satisfactory to the Trustee, of such expenses incurred in the previous month.  The Trustee shall pay to Manager amounts shown on each such statement within 30 days after receipt thereof.

4.           Cooperation.  The Trustee shall provide such access to its information and property as may be reasonably required in order to permit Manager to perform its obligations hereunder.

5.           Standard of Care and Liability.  In providing services hereunder, Manager shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. Except when otherwise specifically required by law, Manager shall only be liable to Trustee for any direct and foreseeable losses, including reasonable attorney’s fees, resulting from negligence or willful misconduct of Manager or breach of this Agreement by the Manager.  Except as may otherwise be provided by law, Manager will not be liable to Trustee for any act or failure to act by the Trustee, any broker-dealer to which Student Loan ABS transactions are directed, or by any other third party. The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that Trustee may have under those laws.

6.	Proprietary Information.

(a)           Proprietary Information.

(i)           Manager acknowledges that its relationship with the Trustee is one of trust and confidence and that in the course of providing services to the Trustee, Manager will have access to and contact with Proprietary Information, as defined below.  Manager will not, during the Management Period or at any time thereafter, disclose to others, or use for its benefit or the benefit of others, any Proprietary Information.

(ii)           For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Trustee, including, without limitation, any invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by Manager in the course of its service as a consultant to the Trustee.

(iii)           Manager’s obligations under this Section 5(a) shall not apply to any information that (a) is or becomes known to the general public under circumstances involving no breach by Manager or others of the terms of this Section 5(a), (b) is generally disclosed to third parties by the Trustee without restriction on such third parties, or (c) is approved for release by written authorization of the Board of Directors of the Trustee.

(iv)           Upon termination of this Agreement or at any other time upon request by the Trustee, Manager shall promptly deliver to the Trustee all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Trustee.

(v)           Manager represents that its performance under this Agreement does not, and shall not, breach any agreement that obligates it to keep in confidence any trade secrets or confidential or proprietary information of it or of any other party or to refrain from competing, directly or indirectly, with the business of any other party.  Manager shall not disclose to the Trustee any trade secrets or confidential or proprietary information of any other party.

(b)           Remedies. Manager acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Trustee for which the Trustee cannot be adequately compensated by monetary damages alone.  Manager agrees, therefore, that, in addition to any other remedy it may have, the Trustee shall be entitled to enforce the specific performance of this Agreement by Manager and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7.           Independent Contractor Status.  Manager shall perform all services under this Agreement as an “independent contractor.”

8.           Services to Other Clients.  Trustee understands that Manager may perform investment management services for other clients with various investment objectives and policies. Trustee acknowledges that Manager may give advice and take action with respect to such clients which may differ from advice given, or the timing or nature of action taken, with respect to Student Loan ABS under this Agreement.  Trustee acknowledges that Manager may recommend the purchase or sale of securities or other investments held under the Trust Agreements that affiliates of the Manager (“Affiliated Persons”) may also purchase or sell for their own account. Trustee further acknowledges that Manager shall have no obligation to recommend for purchase or sale by the Trustee, any security or other investment that Affiliated Persons may purchase or sell for its or their own account or any other client accounts.  This Agreement does not limit or restrict in any way Manager or any of its Affiliated Persons from buying, selling or trading in any securities or other investments for their own accounts.

The Manager will not, acting as principal for its own account, sell any Student Loan ABS to or purchase any Student Loan ABS from the Trustee or any Trust Account.  The Manager shall provide a Transaction Certificate to the Trustee describing any recommended purchase or sale of Student Loan ABS involving a counterparty affiliated with the Manager (other than the Trustee) permitted under the Trust Agreements for approval by the Trustee.

Manager or its Affiliated Persons may provide services for, or solicit business from various companies, including issuers of securities that Manager may recommend for purchase or sale by Trustee. In providing these services, Manager or its Affiliated Persons may obtain material, nonpublic or other confidential information that, if disclosed, might affect an investor’s decision to buy, sell or hold a security. Under applicable law, Manager and its Affiliated Persons cannot improperly disclose or use this information for their personal benefit or for the benefit of any person, including clients of Manager. If Manager or any Affiliated Person obtains material, nonpublic or other confidential information about any issuer, Manager is prohibited from disclosing the information to Trustee or using it for Trustee’s benefit.

9.           Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party as set forth below:

(a)	If to Manager:

Whitetail Rock Capital Management, LLC
c/o Greer McCurley
121 South 13th Street, Suite 201
Lincoln, NE 68508

If to the Trustee:

Union Bank and Trust Company
c/o Mark Portz
6801 South 27th Street
Lincoln, NE 68512

10.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.           Amendment.                      This Agreement may be amended or modified only by a written instrument executed by both the Trustee and Manager.

12.           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Nebraska.

13.           Assignment.  Except as otherwise provided herein, none of the rights, duties or obligations of either party to this Agreement may be assigned without the consent of the other. “Assignment” shall have the definition given under the Investment Advisers Act of 1940 (the "Advisors Act").

14.           Miscellaneous.

(a)           No delay or omission by the Trustee in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Trustee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)           The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)           In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement on the date set forth below, to be effective as of the day and year first set forth above.

Whitetail Rock Capital Management, LLC

By:	/s/ Thomas G. McCarley
Title	President
Date Signed: May 9, 2011

Union Bank and Trust Company

By:	/s/ Mark Portz
Title	Senior Vice President
Date Signed: May 9, 2011

SCHEDULE A
TO
MANAGEMENT SERVICES AGREEMENT

Services Provided

1.	The Manager shall furnish services in identifying Student Loan ABS for purchase or sale by the Trustee under the Trust Agreements.

2.	The Manager shall monitor performance and characteristics of the Student Loan ABS held by the Trustee in accordance with the Trust Agreements.

3.	The Manager shall perform such internal clerical, accounting and administrative services as may be required to carry out the services described herein.

4.	The Manager shall assist in preparing and maintaining financial records and accounts of the Trustee with respect to the Student Loan ABS.

5.
Custody of the Student Loan ABS shall be maintained by the Trustee.  The Manager will not take custody of the Student Loan ABS.  The Manager may issue instructions for the purchase or sale of Student Loan ABS under the Trust Agreements.

The services described herein shall be performed in accordance with the requirements of the Investment Advisers Act of 1940, as amended, and any rules and regulations adopted thereunder.

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